Exhibit 99.1

Stryker announces nomination of two new Directors, Sheri S. McCoy and Rajeev Suri

Kalamazoo, Michigan - January 8, 2018 - Stryker Corporation (NYSE:SYK) announced that Sherilyn (Sheri) S. McCoy and Rajeev Suri have been nominated for election to the Company’s Board of Directors at Stryker’s 2018 Annual Meeting of Shareholders, which is expected to be held on May 2, 2018. Their successful elections would bring the total size of the Company’s Board to ten members.

Ms. McCoy brings a wealth of healthcare and consumer experience gained during a 30-year career at Johnson & Johnson that included leadership of large medical device, pharmaceutical and consumer businesses. She is currently Chief Executive Officer of Avon Products, a personal care products company. She has held her current position for five years, and has announced that she will be retiring on March 31, 2018. She is also a member of the Board of Directors of AstraZeneca, a global, science-led biopharmaceutical company.
Mr. Suri is President and Chief Executive Officer of Nokia, a leading global technology company. Mr. Suri has deep technology experience spanning nearly 30 years, most of which have been in leadership roles at Nokia. He has served in his current role at Nokia since 2014 and has engineered a transformation of the company through significant portfolio adjustments, such as the acquisition of Alcatel-Lucent.
“We are excited about the potential to add Sheri and Rajeev to our Board,” said Kevin A. Lobo, Chairman and Chief Executive Officer. “They will bring new perspectives and complementary skills, in addition to rich experiences leading large organizations. They also both share a passion for healthcare and helping Stryker achieve its mission.”
Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Important Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2018 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Definitive Proxy Statement for its 2017 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2017, and reports filed by the Company and ownership forms filed by the directors and executive officers with the SEC. The Company will furnish its Definitive Proxy Statement for its 2018 Annual Meeting of Shareholders to shareholders entitled to vote at the meeting and will file a copy with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2018 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders may obtain free copies of the materials referenced above at www.sec.gov or www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com